Exhibit 15
October 26, 2009
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-142424, 333-149308, 333-154818, and 333-151060) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 22, 2009, July 24, 2009 and October 26, 2009, relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.
/s/ Ernst & Young LLP